Exhibit 12.2
                                                                       3/19/101

                              GEORGIA POWER COMPANY

        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the six years ended December 31, 2000





                                                                                Year ended December 31,
                                                   ---------------------------------------------------------------------------------
                                                       1995          1996          1997         1998          1999          2000
                                                       ----          ----          ----         ----          ----          ----
                                                   ------------------------------------Thousands of Dollars-------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes          $1,407,861    $1,295,124    $1,277,565    $1,249,768    $1,158,999    $1,192,370
      AFUDC - Debt funds                               12,123        11,452         9,030         7,117        12,429        23,396
                                                   -----------   -----------   -----------   -----------   -----------   -----------
         Earnings  as defined                      $1,419,984    $1,306,576    $1,286,595    $1,256,885    $1,171,428    $1,215,766
                                                   ===========   ===========   ===========   ===========   ===========   ===========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                    $  257,092    $  210,149    $  196,707    $  182,879    $  164,375    $  171,994
   Interest  on interim  obligations                   21,463        15,478         7,795        12,213        19,787        28,262
   Amort of debt disc, premium  and expense, net       15,846        14,802        14,191        13,378        15,127        14,257
   Other interest  charges                             20,400        21,296        57,623        71,536        75,868        79,396
                                                   ----------   -----------   -----------   -----------   -----------   -----------
         Fixed charges as defined                     314,801       261,725       276,316       280,006       275,157       293,909
Tax  deductible   preferred  dividends                  1,753         1,753           912           297           283           270
                                                   ----------   -----------   -----------   -----------   -----------   -----------
                                                      316,554       263,478       277,228       280,303       275,440       294,179
                                                   ----------   -----------   -----------   -----------   -----------   -----------
Non-tax  deductible  preferred  dividends              46,399        43,273        18,015         5,642         1,446           404
Ratio  of net income  before  taxes to net income  x    1.682    x    1.671    x    1.648    x    1.695    x    1.650    x    1.646
                                                   ----------   -----------   -----------   -----------   -----------   -----------
Pref  dividend  requirements  before  income  taxes    78,043        72,309        29,689         9,563         2,386           665
-------------------------------------------------------------   -----------   -----------   -----------   -----------   -----------
Fixed  charges  plus  pref  dividend  requirements $  394,597    $  335,787    $  306,917    $  289,866    $  277,826    $  294,844
                                                   ==========   ===========   ===========   ===========   ===========   ===========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                   3.60          3.89          4.19          4.34          4.22          4.12
                                                       =====         =====         =====         =====         =====         ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.